AGREEMENT OF PURCHASE AND SALE


         THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is entered into as of June 11, 1999 by and among RECOM MANAGED SYSTEMS, INCORPORATED, a Delaware corporation ("RMSI"), Valley NETWORKING, a California corporation ("Valley"), and SCOTT STORER, an individual, the principal stockholder of Valley (the "Principal Stockholder"). In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                    ARTICLE I
                                 SALE OF ASSETS

         1.1 Assets to be Acquired. Subject to the terms and conditions of this Agreement, Valley hereby assigns sells, transfers and delivers to RMSI, and RMSI hereby purchases from Valley, all of the assets, properties and rights of Valley which are listed, identified or otherwise described on Schedule 1.1 attached hereto (the "Acquired Assets) free and clear of all liens and encumbrances except those referred to in Section 1.3 below.

         1.2    Reserved

         1.3 Accepted Liabilities. The Acquired Assets will be subject to only the obligations and liabilities which are listed, identified or otherwise described on Schedule 1.3 attached hereto (the "Accepted Liabilities"). Except for the Accepted Liabilities, no obligations and liabilities of Valley of whatever kind or nature shall be accepted or assumed by RMSI.

         1.4 Purchase Price. The total purchase price (the "Purchase Price") for the Acquired Assets shall be the aggregate sum, in cash, of $75,000, as provided in Section 1.4.1 and 1.4.2, the amount of the Accepted Liabilities, the amounts referenced in Section 1.4.5, and the stock referenced in Section 1.5.2. Stockholder will also be entitled to an "Earnout" as provided in Section 1.4.4.

                  1.4.1 Cash. Pursuant to Section 1.5.3(a), RMSI shall pay $25,000 to Valley concurrent with the execution hereof.

                  1.4.2 Cash at Close of Major Offering. At the close of a public or private offering ("Major Offering") of no less than $4 million, anticipated for the fourth quarter 1999, RMSI shall pay to Valley or Principal Stockholder, at the discretion of Principal Stockholder, the sum of $50,000.

                  1.4.3 Acquisition of Network Routing Equipment. RMSI shall invest up to $20,000 for the purpose of acquiring upgraded network routing equipment and associated deposits for communications services. This is not consideration for the sale of assets.

                  1.4.4 Earnout. Valley or Principal Stockholder, at the discretion of Principal Stockholder, is entitled to additional compensation (the "Earnout") based upon subsequent performance. For a period of three (3) years from the date hereof, the Principal Stockholder shall receive fifty percent (50%) of all net profits over four percent (4%) of gross revenue derived from existing and new customer work obtained as a direct result of Principal

Stockholder's efforts, provided that Principal Stockholder has served as a full time employee during each 12 month Earnout period, and that Earnout does not exceed $100,000 per year. Earnout is computed and payable on the annual anniversary of this Agreement for each of the three years. If RMSI terminates Principal Stockholder's employment without cause as described in his employment agreement at any time during the three year period, Principal Stockholder remains entitled to an Earnout for the remainder of the three year period. Such Earnout shall be computed using the above formula based on net profits realized from the average of the most recent three (3) months multiplied by the number of months remaining in the Earnout period. If Principal Stockholder is terminated without cause the Earnout to which he should be entitled shall not be less than the equivalent of $50,000 per year when computed on an annual basis.

                  1.4.5    Debt Payments. Each month, for a period of 18 months,
RMSI shall pay Principal Stockholder on behalf of Valley $13,500 for disbursement to creditors of Valley (the "Creditors") for the claims outstanding as of the date hereof (based on the list of creditors which is attached hereto as Schedule 1.4.5 (the "Creditor List")). RMSI shall continue to make such payments until all debts are fully retired or until the closing of the Major Offering at which time RMSI will payoff the debt balance, not to exceed total payments of $243,000.

         1.5    Other Obligations.

                  1.5.1 Valley Obligations. Concurrently with the execution of this Agreement, Valley shall deliver to RMSI all instruments of ownership or title to the Acquired Assets as may be requested by RMSI.

                  1.5.2 Stock. Concurrently with the execution of this Agreement, RMSI shall deliver certificates representing an aggregate of 5,000 shares of Common Stock, without par value, of RMSI (the "RMSI Common Stock") to Principal Stockholder.

                  1.5.3 Subsequent Actions. If, at any time after the date hereof, RMSI shall consider or be advised that any other actions or documents are necessary or desirable to vest, perfect, or confirm of record or otherwise in RMSI the right, title, or interest in, to, or under any of the rights, properties, or assets of Valley which become rights, properties or assets of RMSI as a result of, or in connection with, the transactions contemplated hereby ("Transaction") or otherwise to carry out this Agreement, the officers and directors of RMSI shall be authorized to execute and deliver, in the name and on behalf of Valley, or otherwise, all deeds, bills of sale, assignments, assurances, and customer bank checks or drafts payable to Valley, and to take and do, in the name and on behalf of Valley or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in RMSI or otherwise to carry out this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1    Representations  and  Warranties  of  Valley.   Valley  and  the
Principal   Stockholder   hereby   jointly  and  severally  make  the  following
representations and warranties to RMSI:

                  2.1.1 Due Incorporation and Valid Existence; Articles and Bylaws. Valley is a corporation duly incorporated and validly existing under the


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laws of the State of California.  Valley has all requisite  corporate  power and corporate authority to own, operate, and lease its property and to carry on its business as it is now being conducted.

                  2.1.2    Reserved

                  2.1.3 Subsidiaries. Valley has no equity ownership interest in any corporation, partnership, limited liability company or other legal entity.

                  2.1.4 Corporate Authority; Governmental Authorization. Valley has the corporate power and corporate authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement and the Transaction have been duly and validly authorized by the board of directors and stockholders of Valley and this Agreement constitutes the valid and binding obligation of Valley enforceable in accordance with its terms. No declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority, other than those which are referred to in this Agreement or have been obtained, is necessary for the execution and delivery of this Agreement by Valley or the consummation by Valley of the Transaction.

                  2.1.5 Financial Statements. Schedule 2.1.5 attached hereto includes complete copies of Valley's most recent balance sheets and statements of income, stockholders' equity and cash flows (collectively, the "Valley Annual Financial Statements"). As of their respective dates, the Valley Annual
Financial Statements presented fairly the financial position, results of operations and cash flows of Valley as of the dates and for the periods indicated therein in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as otherwise indicated therein or in Schedules of Valley attached hereto (the "Valley Schedules")). Other than to the extent disclosed or accrued for in the Valley Balance Sheet or the notes thereto or set forth in Schedule 2.1.5, there are no material liabilities or obligations of Valley of any nature (whether accrued, absolute, contingent or otherwise) except: (a) as disclosed, reflected, reserved against or contemplated in the Valley Balance Sheet and the notes thereto, (b) for items disclosed in the Schedules hereto and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Valley Balance Sheet and which are not material.


                  2.1.6 Litigation. No litigation, claim, proceeding or governmental investigation is pending for which Valley or Principal Stockholder has been served or otherwise notified or, to the best knowledge of Valley or Principal Stockholder, threatened or asserted against Valley or Principal Stockholder, or the officers or directors thereof in their capacities as such, or Valley's or Principal Stockholder's properties or business including, but not limited to, claims, litigation or proceedings under product and/or services warranties or guarantees. There are no orders, judgments or decrees of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) to which Valley or Principal Stockholder is a party which specifically apply to Valley or Principal Stockholder or any of their properties, assets or operations. There is no litigation pending against any other person by Valley or Principal Stockholder.

                  2.1.7 Absence of Changes. Between the date of the Valley Balance Sheet and the date hereof:

                           (a)    Valley has conducted  business in the ordinary
course and in substantially the same manner as heretofore.


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

                           (b)    Valley has not  sustained any material loss or
damage to or interference with its business from fire, explosion, flood, or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

                           (c)    There has not been any material adverse change
in the business, financial condition, results of operations or properties of Valley or the prospects of Valley's business as conducted or contemplated to be conducted by Valley.

                           (d)    Valley has not purchased or otherwise acquired
property at a material cost, sold, leased or otherwise disposed of property material to the business, or made any material expenditure except in the ordinary course of business.

                           (e)    Valley has not incurred  any material  debt or
other material liabilities.

                           (f)    Valley  has not paid any  special  bonuses  or
remuneration to any officer, director or employee, increased the salary or wage rate or other remuneration of any officer or employee, or entered into any written employment contracts.

                           (g)    Valley has not  declared or paid any  dividend
or made any other distribution with respect to its capital stock, has not paid interest with respect to its debt, and has not purchased, redeemed, retired or otherwise acquired its own capital stock or debt.

                           (h)    Valley  has  not  issued,  sold or  given  any
option or right to purchase any of its capital stock.

                           (g)    No liens or encumbrances  have been created on
or with respect to the Acquired Assets.

                  2.1.8 Tax Matters. Valley and the Principal Stockholder have timely and duly filed all tax returns required to be filed by them, and all such tax returns were when filed correct and complete in all material respects. Valley has duly paid all taxes due and payable, whether or not shown on any tax Return, and has made adequate provision on its books in accordance with GAAP for the payment of all taxes which have accrued but are not yet due and payable including taxes for any period that ends on or before the date hereof and for any period that begins before the date hereof and ends after the date hereof to the extent such taxes are attributable to the portion of any such period ending on the date hereof. There are not any asserted or, to the knowledge of Valley, any unasserted deficiencies with regard to taxes or tax returns of Valley, and no claim has been made by any jurisdiction in which Valley does not or has not filed tax returns that Valley is or may be subject to taxation by the jurisdiction. There are no agreements, waivers or consents providing for an extension of time with respect to the assessment of any taxes against Valley or any other agreements, waivers or consents agreed to by Valley issued to, with, or for the benefit of, any taxing authority or jurisdiction. There are no liens for taxes upon the Acquired Assets except for statutory liens for current taxes not yet due and payable. Valley has not received any outstanding notice of audit and it is not undergoing any audit of tax returns. Valley has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors, and is not liable for any taxes for failure to comply with such laws, rules and regulations. True and correct copies of all tax returns filed by Valley have been made available to RMSI.


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                  2.1.9    Compliance  with  Laws  and  Orders.  Valley  and the
Principal Stockholder have complied with all laws, regulations, and orders applicable to it and to its assets or the conduct of its business, other than where the failure to comply could not reasonably be expected to have a material adverse effect on Valley or the Principal Stockholder. Valley or the Principal Stockholder has not received notice of any alleged violation of any laws, regulations or orders relating to Valley, its assets or the conduct of its business or the Principal Stockholder.

                  2.1.10 Contracts and Commitments; Absence of Defaults; Violation of Agreements. Schedule 2.1.10 attached hereto contains a list of all of the contracts or agreements included in the Acquired Assets to which Valley is a party or by which Valley or any of its properties is subject or bound, and which are material to the business or activities of Valley, in the following categories ("Contracts"): (a) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements and similar evidences of indebtedness; (b) contracts or agreements with any director, officer, stockholder or other affiliate of Valley; (c) leases of real property under which Valley is the lessor or the lessee and leases of equipment or other personal property under which Valley is the lessor or the lessee; (d) license agreements with respect to the sale of Valley's services or products;
(e) contracts or agreements (other than compensation arrangements with at-will employees) each providing for payments in the aggregate to or by Valley in excess of $50,000; (f) any single contract or agreement relating to any commitment for capital expenditures in excess of $50,000; and (g) any contract or agreement not falling within any of the foregoing categories but nevertheless material to Valley. Except as set forth in Schedule 2.1.10, (x) all material provisions of the Contracts are valid, binding and enforceable in accordance with their terms; (y) Valley or the Principal Stockholder is not in default under or in violation of any material provision of any of the Contracts to which it is a party or by which it or any of its properties is subject or bound (with or without the lapse of time or the giving of notice or both) which default would have a material adverse effect on Valley; and (z) Valley has not received written notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Contracts nor any written notice that any of the Contracts may be totally or partially terminated or suspended by the other parties thereto. Except as disclosed in Schedule 2.1.10, neither the execution and delivery by Valley of this Agreement nor the consummation by it of the transaction contemplated herein will (a) conflict with, violate, result in a breach of or constitute a default under (i) Valley's certificate or articles of incorporation or bylaws or (ii) any of the Contracts or (b) result in the creation of any lien or encumbrance upon the assets of Valley.

                  2.1.11 Insurance. Schedule 2.1.11 attached hereto contains a list of all insurance policies or binders maintained by Valley, covering any property or asset of, or otherwise insuring, Valley. All such policies and binders are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to comprehensive general liability, medical and workers, compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy or binder.

                  2.1.12 Employee Benefit Matters. Valley maintains no "employee pension benefit plans" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare


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

benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements, and other employee fringe benefit plans (all of the foregoing being herein called "Benefit Plans") maintained, or contributed to, by Valley for the benefit of any employees of Valley.

                  2.1.13 Title to and Condition of Acquired Assets; Year 2000 Problem Avoidance.

                           (a)    Valley has good and marketable title to all of
its assets, properties and rights, free and clear of all mortgages, liens, claims, security interests, easements, rights of way, pledges, restrictions, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except for liabilities disclosed on the Valley Balance Sheet or as otherwise disclosed in this Agreement. All of the tangible personal assets included in the Acquired Assets have been maintained in all material respects in accordance with generally accepted industry practice. The tangible personal assets included in the Acquired Assets are in all material respects in good operating condition and repair, ordinary wear and tear excepted. The leased personal property included in the Acquired Assets is in all material respects in the condition required of such property by the terms of the leases applicable thereto. The Acquired Assets include all of the assets, properties and rights which are necessary in order for the business conducted by Valley prior to the date hereof to be continued in substantially the same manner by RMSI after the date hereof.

                           (b)    To the best of it's  knowledge,  all computers
and/or computer software used by Valley in connection with its business and activities have been programmed or reprogrammed to avoid or eliminate the "Year 2000 problem". For purposes of this Section, the Year 2000 problem is a problem stemming from the prior programming practice of designating years by two digits (for example, 98 for 1998). Computers programmed this way will read the year 2000 as year 00, which will not compute, thereby causing errors in and possible failure of the computer system.

                  2.1.14   Employment and Contract Labor Agreements.

                           (a)    Valley is not bound by or subject to (and none
of its properties is bound by or subject to) any written or oral, express or implied, employment contract, commitment or arrangement with any employee relating to compensation or benefits other than salary arrangements with at-will employees and benefit arrangements pursuant to the Benefit Plans. Information with respect to current compensation of Valley's employees has been provided to RMSI.

                           (b)    Except for  consultants  who from time to time
provide technical support to Valley customers, Valley is not bound by or subject to (and none of its properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any person who is not an employee of Valley relating to services to be provided to or on behalf of Valley. RMSI shall have the right to obtain copies of any Valley consulting agreement and enter into similar agreements with any Valley consultant.

                  2.1.15 Accounts Receivable; Prepaid Expenses. All accounts receivable of Valley have arisen from bona fide transactions in the ordinary course of business, and adequate reserves or allowances have been provided with respect to such accounts receivable as reflected in the Valley Financial Statements. All prepaid expenses of Valley have been incurred in the ordinary course of business. No counterclaims or offsetting claims or defenses to the


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collection of such  receivables or to the prepaid  expenses that are material in the aggregate to the current consolidated face amount of such receivables or such prepaid expenses are pending or, to the knowledge of Valley, threatened.

                  2.1.16   Officers,   Directors   and   Affiliates.   Principal
Stockholder is the sole officer, director, and stockholder of Valley. No other affiliates exist.

                  2.1.17 Brokers and Finders. Neither Valley nor any officer, director, stockholder or employee of Valley has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the Transaction.

                  2.1.18 Full Disclosure. The foregoing representations and warranties, taken as a whole, do not contain an untrue statement of a material fact or omit to state any material fact necessary to make any such representations and warranties not misleading. Any exceptions or matters described in any Exhibit or Valley Schedule hereto shall, however, be treated as exceptions or qualifications, as applicable, to all representations and warranties of Valley and the Principal Stockholder contained in this Article II.

         2.2    Representations  and  Warranties  of RMSI.  RMSI hereby makes to
Valley  and  the  Principal   Stockholder  the  following   representations  and
warranties:

                  2.2.1 Due Incorporation and Valid Existence. RMSI is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to qualify would not have a material adverse effect on RMSI. RMSI has all requisite corporate power and corporate authority to own, operate, and lease its property and to carry on its business as it is now being conducted and as it will be conducted after the date hereof.

                  2.2.2 Due Authorization. The RMSI Common Stock to be issued at the date hereof has been duly authorized, and when issued will be duly and validly issued, fully paid and nonassessable.

                  2.2.3 Corporate Authority; Governmental Authorization. RMSI has the corporate power and corporate authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement has been duly and validly authorized by the board of directors of RMSI, and constitutes the valid and binding obligation of RMSI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedies of specific performance and injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

                  2.2.4 Financial Statements. Schedule 2.3.4 attached hereto includes RMSI's consolidated balance sheet at December 31, 1998 and the consolidated statements of income, stockholders' equity and cash flow for the period through December 31, 1998 (the "RMSI Financial Statements"). As of such date, the RMSI Financial Statements presented fairly the financial position of RMSI in accordance with GAAP applied on a consistent basis (except as otherwise indicated therein or in the RMSI Schedules).


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

                  2.2.5 Absence of Changes. Between the date of the RMSI Financial Statements and the date hereof there has not been any material adverse change in the business, financial condition, results of operations or properties of RMSI.



                                   ARTICLE III
                                    COVENANTS

         3.1 Covenants of Valley and the Principal Stockholder. Valley and the Principal Stockholder each jointly and severally covenants and agrees with RMSI as follows:

                  3.1.1    Non-Compete; Non-Solicitation.

                          (a)     Non-Compete.  Subject to the last  sentence of
this Section 3.1.1, and only for so long as Principal Stockholder is an employee of RMSI, Valley and the Principal Stockholder agree that for a period of two years from the date of this Agreement (the "Noncompetition Period"), each of them shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of RMSI or its affiliates as such businesses exist at any time during the Noncompetition Period (a "Competitive Business"). Nothing herein shall prohibit Valley and the Principal Stockholder from (i) being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Valley and/or the Principal Stockholder have no active participation in the business of such corporation,
(ii) consulting with or rendering services for any division or subsidiary of a business competing with the businesses of RMSI or its affiliates provided that
(x) such division or subsidiary is not itself engaged in a Competitive Business, and (y) Valley and/or the Principal Stockholder do not consult with, render services to, or otherwise assist the Competitive Business, or (iii) being the owner of and engaging in business activities with respect to the "Teamwork" and "Backdrop" software.

                           (b)    Non-Solicitation.  During  the  Noncompetition
Period and only for so long as Principal Stockholder is an employee of RMSI, Valley and the Principal Stockholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of RMSI or any affiliate to leave the employ of RMSI or such affiliate, or in any way interfere with the relationship between RMSI or any affiliate and any employee thereof,
(ii) hire any individual who was an employee of RMSI or any affiliate at any time during the Noncompetition Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of RMSI or any affiliate to cease doing business with RMSI or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and RMSI or any affiliate..

                           (c)    Scope.  If, at the time of enforcement of this
Section, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.


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                           (d)    Specific  Performance.  In  the  event  of the
breach or a threatened breach by Valley and/or Principal Stockholder of any of the provisions of this Section, RMSI, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

                  3.1.2. Acquisition of RMSI Common Stock. In connection with the acquisition of RMSI Common Stock by Principal Stockholder pursuant to
Section 1.5.2, Valley and Principal Stockholder represent and warrant to and agree with RMSI as follows:

                           (a)    Authority.   Principal   Stockholder  has  all
requisite power and authority to be issued and to receive the RMSI Common Stock. All acts and other proceedings required to be taken by Valley to authorize the receipt of the RMSI Common Stock by Principal Stockholder have been duly and properly taken. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Valley in connection with the purchase by or issuance to Principal Stockholder of the RMSI Common Stock or the delivery of the certificate(s) evidencing the RMSI Common Stock.

                           (b)    Securities  Act of 1933. The RMSI Common Stock
is being and will be acquired for investment only and not with a view toward any public distribution thereof, and Principal Stockholder will not offer to sell or otherwise dispose of the RMSI Common Stock in violation of any of the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), or any applicable state securities or "blue sky" laws, rules or regulations.

                           (c)    Purchase for Investment. Principal Stockholder
is acquiring the RMSI Common Stock pursuant to Section 1.5.3(c) for his own account and not with a view to or for sale in connection with any distribution of all or any part of the RMSI Common Stock or his interest in the RMSI Common Stock. The offering and sale of the RMSI Common Stock hereunder are intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) or
Section 4(6) thereof and the provisions of Rule 506 of Regulation D promulgated thereunder. Principal Stockholder will not, directly or indirectly, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the RMSI Common Stock or his interest in the RMSI Common Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in a manner that does not violate the registration or any other applicable provisions of the 1933 Act (or any other applicable federal securities laws) or any applicable state securities laws. Principal Stockholder must bear the economic risk of an investment in the RMSI Common Stock for an indefinite period of time because, among other reasons, the offering and sale of the RMSI Common Stock have not been registered under the 1933 Act and, therefore, the shares of RMSI Common Stock cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. Principal Stockholder is able to bear the economic risk of an investment in the RMSI Common Stock, is able to hold the same indefinitely, and can afford a complete loss of the investment in the RMSI Common Stock. In addition, Principal Stockholder has adequate means for providing for his current needs and contingencies and has no need for liquidity in the RMSI Common Stock.

                           (d)    Restrictive     Legend.    Each    certificate
evidencing the RMSI Common Stock shall bear a restrictive legend substantially in the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR COMPANY HAS RECEIVED A SATISFACTORY OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                                   ARTICLE IV

                                   [RESERVED]


                                    ARTICLE V
                          SURVIVAL AND INDEMNIFICATION

         5.1 Survival. All representations and warranties and indemnification of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transaction until 18 months after the date hereof; provided, that the representations and warranties contained in Section 2.1.8 hereof shall survive until six months after expiration of the statutes of limitations applicable to the matters covered thereby (including any extensions thereof). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a Claim Notice (or its equivalent) with respect to a breach of such representation or warranty shall have been given prior to such date.

         5.2 Indemnification by Valley and the Principal Stockholder. From and after the date hereof and subject to the limitations of this Article V, Valley and the Principal Stockholder jointly and severally will indemnify and hold harmless RMSI and their respective officers, directors, stockholders, employees and agents (collectively, the "RMSI Indemnified Parties") from, for, and against any Losses incurred by a RMSI Indemnified Party by reason of or arising out of (a) any material inaccuracy in any representation or warranty or the breach of any covenant of Valley and/or the Principal Stockholder made in this Agreement, or (b) any obligations or liabilities of Valley and/or the Principal Stockholder other than the Accepted Liabilities.

         5.3 Indemnification by RMSI. From and after the date hereof and subject to the limitations of this Article V, RMSI will indemnify and hold harmless Valley and its officers and directors and the Principal Stockholder (collectively, the "Valley Indemnified Parties") from, for, and against any Losses incurred by a Valley Indemnified Party by reason of or arising out of (a) any material inaccuracy in any representation or warranty or the breach of any material covenant of RMSI made in this Agreement, or (b) any Accepted Liabilities.

         5.4 Losses. As used in this Article V, the term "Losses" shall include (a) all debts, liabilities and obligations; (b) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs (including without limitation costs of complying with any governmental order) and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys' and paralegals' fees and expenses in connection with any trial, appeal, petition for review or administrative proceeding); and (c) all third party demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         5.5 Limitation of Liability. Neither Valley nor the Principal Stockholder shall have any indemnity obligation for the first $5,000 of Losses of the RMSI Indemnified Parties arising under Section 5.2, and payments with respect to such Losses under Section 5.2 shall not exceed $50,000 in the aggregate. RMSI's indemnity obligations under Section 5.3 shall be subject to the same aggregate basket and cap.

         5.6 No Rights Against Valley. The Principal Stockholder acknowledges and agrees that the representations and warranties, covenants and agreements made by Valley in this Agreement are for the sole use and benefit of RMSI, and the Principal Stockholder hereby waives and releases any and all rights or claims for Losses, or otherwise, which they may possess or have the right to assert against Valley arising out of any inaccuracy in any representation or warranty or the breach of any covenant of Valley made in this Agreement. This Section shall not be deemed to limit the rights or claims of the Principal Stockholder against Valley with respect to matters which are not related to the representations, warranties or covenants of Valley in this Agreement.

                                   ARTICLE VI

                                   [RESERVED]



                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

                  7.1 Payment of Expenses. Each party shall pay its own out-of-pocket legal, accounting (except as provided in Section 7.1), investment banking, and other expenses incidental to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 7.10.5 hereof. To the extent required by SEC regulations, RMSI shall pay any expenses associated with obtaining historical certified accounting statements of Valley.

         7.2 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the other agreements referred to herein, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         7.3 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm, corporation, or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.4 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, and supplemented at any time prior to or at the date hereof by written agreement among the parties.

         7.5    Waiver.  At any time prior to the date hereof a party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or any document delivered by any other party pursuant hereto, and (c) waive compliance with any of the agreements or conditions to the obligations of any other party contained in this Agreement. Any extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         7.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7.7 Captions. The article, section, and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         7.8 Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by facsimile or e-mail as follows:


         If to Valley and the Principal Stockholder:

                           Valley Networking
                           9795 Business Park Drive, Suite D
                           Sacramento, CA  95827
                           Fax No.:  (916) 857-7110
                           Attention:  Scott Storer

         If to RMSI:

                           Recom Managed Systems, Inc.
                           2412 Professional Drive
                           Roseville, CA  95661
                           Fax No.: (916) 772-2723
                           Attention:  John Epperson
                                          President

         With a copy to:

                           Boyd & Chang, LLP
                           Newport Gateway  -  Tower II
                           Suite 660
                           Irvine, California  92612
                           Attention:  Patrick R. Boyd

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers, and communications shall be deemed to have been received on the date of confirmed delivery or on the third business day after the mailing thereof.

         7.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         7.10   Arbitration.

                  7.10.1 Good Faith Negotiations. In the event that any party asserts that there exists any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten (10) business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration.

                  7.10.2 Arbitration Rules. Except as provided in Section 7.10.4, arbitration shall be the sole procedure for resolution of Disputes between Valley and/or Principal Stockholder and RMSI. The arbitration shall be conducted in accordance with the California Code of Civil Procedure.

                  7.10.3 Arbitrators. The arbitration shall be conducted by a single neutral arbitrator. The arbitration shall be conducted in Sacramento County, California. Any submission of a matter for arbitration shall include joint written instructions of the parties requiring the arbitrator to render a decision resolving the matters submitted within sixty (60) days following the submission thereof.

                  7.10.4 Decision or Award. Any decision or award of the arbitrator shall be final and binding upon the parties to the arbitration proceeding. The parties agree that the award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

                  7.10.5 Costs and Expenses. All out-of-pocket costs and expenses incurred by any party in connection with the resolution of any disagreement, dispute, controversy or claim pursuant to this Section 7.10 including, but not limited to, reasonable attorney's fees and disbursements, shall be borne by the party incurring the same; provided, however, that the arbitrator shall have the discretion to declare any party to the arbitration proceeding as the "prevailing party" with respect to one or more of the issues that were the subject of the arbitration and to require the other parties to the arbitration to reimburse such "prevailing party" for some or all of its costs and expenses to include attorneys' fees incurred in connection with such proceeding.

         7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         7.12 No Third Party Beneficiaries. Except as provided in Article V, nothing in this Agreement is intended to confer rights or benefits on any third party.

IN WITNESS WHEREOF, this Agreement of Purchase and Sale has been duly executed and delivered by the parties hereto as of the date first set forth above.


                                         RECOM MANAGED SYSTEMS, INC.


                                         By: /S/ John C. Epperson
                                         ---------------------------------------
                                         Name:   John C. Epperson, Jr.
                                         Title:  President

                                         VALLEY NETWORKING CORPORATION


                                         By: /S/ Scott Storer
                                         ---------------------------------------
                                         Name:   Scott Storer
                                         Title:  President


                                         PRINCIPAL STOCKHOLDER:


                                             /S/ Scott Storer
                                         ---------------------------------------
                                         Name:   Scott Storer